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                                                                     EXHIBIT 8.1






February 10, 1998

America First Mortgage Investments, Inc.
1004 Farnham Street
Omaha, Nebraska  68102

     Re:  PROPOSED MERGER AND REIT STATUS

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax matters in connection with the transactions contemplated by the Merger Agreement dated as of July 29, 1997 (the "Merger Agreement"), among America First Participating/Preferred Equity Mortgage Fund Limited Partnership ("Prep Fund 1"), America First Prep Fund 2 Limited Partnership ("Prep Fund 2"), America First Prep Fund 2 Pension Series Limited Partnership ("Pension Fund"), (collectively, the "Partnerships"), America First Mortgage Investments, Inc. (the "Company"), and A.F. Merger, L.P. ("Partnership Merger Sub"). The transactions include the merger of Prep Fund 1 and Prep Fund 2 into the Company, and the merger of Partnership Merger Sub into Pension Fund (collectively, the "Merger"). As a result of the Merger, the holders ("Unitholders") of units of Prep Fund 1 ("Prep Fund 1 Units"), Beneficial Unit Certificates of Prep Fund 2 ("Prep Fund 2 BUCs") and Beneficial Unit Certificates of Pension Fund ("Pension BUCs" and, together with the Prep Fund 1 Units and the Prep Fund 2 BUCs, "Units"), other than Pension BUC Unitholders electing the Retention Option, will terminate their interests in the Partnerships and receive shares of Common Stock in the Company. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

     In rendering the opinion stated below, we have examined and relied, with your consent, upon the following:

          The Merger Agreement;

          The Prospectus/Consent Solicitation Statement, dated February 10, 1998 (the "Prospectus/Consent Solicitation Statement");

          The Amended and Restated Agreements of Limited Partnership of the Partnerships, (collectively, the "Partnership Agreements"); and

          such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and

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have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, Prep Fund 1, Prep Fund 2 and Pension Fund have at all times been and the Company and Pension Fund will at all times continue to be organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of the Company's and Pension Fund's intended activities as described in the Merger Agreement, the Prospectus/Consent Solicitation Statement and the Partnership Agreements, and that the Company and Pension Fund have operated and will continue to operate in accordance with the method of operation described in the Merger Agreement, the Prospectus/Consent Solicitation Statement and the Partnership Agreements.

     For purposes of rendering the opinions stated below, we have further assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated February 10, 1998 provided to us by the Company (the "Company Certificate"). These representations generally relate to the qualification of the Company as a REIT for federal income tax purposes and the qualification of the Merger as a tax-free transfer for federal income tax purposes. For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated February 10, 1998 provided to us by the Partnerships (the "Partnership Certificate"). These representations generally relate to the qualification of the Merger as a tax-free transfer for federal income tax purposes and to the organization and operation of Prep Fund 1, Prep Fund 2, and Pension Fund.

     Based upon and subject to the foregoing, we are of the opinion that:

     (i) the Merger will be treated for federal income tax purposes as a transfer of assets by Prep Fund 1 and Prep Fund 2 and a transfer of Pension BUCs by the Unitholders of Pension BUCs for shares of Common Stock qualifying for treatment under Section 351 of the Code followed by a tax-free distribution of such Common Stock by Prep Fund 1 and Prep Fund 2 to their Unitholders;

     (ii) commencing with its taxable year ending December 31, 1998, the Company will be organized and operated in conformity with the requirements for qualification and taxation as a REIT within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and the Company's proposed method of operation will permit the Company to continue to so qualify; and

     (iii) the discussion contained in the Prospectus/Consent Solicitation Statement under the heading "Federal Income Tax Considerations" fairly summarizes the material federal income tax considerations associated with the Merger and the operation of the Company.

     The opinions stated above represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Merger Agreement and the Prospectus/Consent Solicitation Statement and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service ("IRS") or the courts. It should be noted that some of the tax consequences of the Merger are subject to differing interpretations and that the opinions stated above are based upon a conclusion that the Merger will not be treated as a transfer to an investment company under
Section 351(e) of the Code.  However, neither the courts nor the IRS has ruled

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on the application of Section 351(e) in connection with an exchange of partnership units for shares or a transaction similar to the Merger. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion.

     The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Partnership Certificate and the Company Certificate.

     The opinions set forth in this letter: (i) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter;(ii) are as of the date hereof; and (iii) may not be relied on by any other person or entity other than you without our prior written consent.


                                        Very truly yours,


                                         /s/ Roger & Wells LLP